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                                  [LETTERHEAD]

                                 October 1, 1996


Board of Directors
R&G Financial Corporation
280 Jesus T. Pinero Avenue
San Juan, Puerto Rico 00918

     Re:  Registration Statement on Form S-4
          300,962 Shares of Class B Common Stock

Ladies and Gentlemen:

     We have acted as special counsel of R&G Financial Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the registration statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 300,962 shares of the Company's Class B common stock, $.01 par value per share (the "Shares"), in connection with the proposed merger of R-G Premier Bank of Puerto Rico with and into R-G Interim Premier Bank, a wholly-owned subsidiary of the Company, all as described in the Registration Statement. As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

     Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and exchanged in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement, and we consent to the use of our name and under the heading "Legal Opinion" in the Prospectus/Information Statement constituting a part thereof.

                                        ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

                                        By:   /s/ Norman B. Antin
                                             ---------------------------
                                             Norman B. Antin, a Partner